As filed with the Securities and Exchange Commission on October 2, 2008

Registration No. 333-148982

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0065053 (I.R.S. Employer Identification Number)

6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Richard Rinberg
Chief Executive Officer
6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Aboudi, Esq. Aboudi & Brounstein 3 Gavish Street Kfar Saba, 44641, Israel +972-9-764-4833	Gerald Adler, Esq. Guzov Ofsink, LLC 600 Madison Avenue New York NY 10022 (212) 371-8008

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

EXPLANATORY NOTE

This Post Effective Amendment No. 1 to Registration Statement amends the Registration Statement on Form S-3 No. 333-148982 (the “Original Registration Statement”), which was filed by Zion Oil & Gas, Inc. (the “Company”) on May 2, 2008. The Original Registration Statement, as amended by this Post-Effective Amendment No. 1, is referred to herein as the "Registration Statement." The Original Registration Statement relates to a currently pending “best efforts minimum/maximum” offering of units of the Company’s securities in which the Company is required to sell a specified minimum number of units by October 11, 2008. This Post-Effective Amendment is being filed primarily to extend the date by which the Company is required to sell such minimum number of units for an additional 90 days following the effectiveness of this Post-Effective Amendment (extendable at our discretion for an additional 60 days) and to also extend the offering termination date, and generally to update the information pertaining to the Company.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ________, 2008

PRELIMINARY PROSPECTUS
Zion Oil & Gas, Inc.

Units of securities of Zion Oil & Gas, Inc. consisting of (i) one Share of Common Stock, par value $.01 per Share and (ii) one Common Stock Purchase Warrant to purchase one Share of Common Stock at $7.00 per Share

Minimum 325,000 Units	Maximum 2,500,000 Units

Zion Oil & Gas, Inc. is offering (the "Offering") a minimum of 325,000 "Units", on a "best efforts, all or none" basis (the "Minimum Offering"), and an additional 2,175,000 Units on a "best efforts" basis, for a maximum of 2,500,000 Units (the "Maximum Offering"), at $10.00 per Unit for aggregate gross proceeds to us of $3,250 thousand and $25,000 thousand, respectively. Each Unit consists of (i) one share of common stock, par value $.01 per share and (ii) one warrant (the "Unit Warrant") to purchase one share of common stock at a per share exercise price equal to $7.00. The Units will commence trading following the initial closing of this offering and continue to be tradable until the 30th day after the Termination Date (as defined below), at which time the shares and the Unit Warrant will separate and trade separately and the Unit as such will cease to exist. The Unit Warrants will first become exercisable on the 31 st day following the Termination Date and continue to be exercisable through January 31, 2012. This offering is being made through Brockington Securities, Inc. (the "Underwriter") and other broker/dealers (arranged by the Underwriter) who are members of the Financial Industry Regulatory Authority (FINRA). The compensation to the Underwriter and other broker/dealers (collectively, the "Placement Agents") will consist of a commission of 5% and a non-accountable expense allowance of 3%.

This offering is a "best efforts minimum/maximum offering." The Placement Agents are not required to place any firm orders or purchase any of the Units, but have agreed to use their best efforts to market the Units on our behalf. We cannot sell any of the Units until we have received and accepted subscriptions (using the tear-out form in the back of this prospectus) and payment for a minimum of 325,000 Units ($ 3,250 thousand). We may accept or reject subscriptions in our sole discretion. We and the Placement Agents will deposit all payments in an escrow account at Sterling Trust Company, with whom we have signed an escrow agreement. If we do not accept an investor's subscription, we will return such investor's funds promptly, with any interest earned, without deduction. If we do not receive acceptable subscriptions and payment for the minimum number of units on or before a date (the "Minimum Date") which is 90 days following the date of this prospectus (which may, in our discretion, be extended by us for up to an additional 60 days), we will terminate the offering and promptly refund the money raised with any interest earned, without deduction. If the minimum is received on or before the Minimum Date, we will schedule an initial closing date, notify the investors of that date, and complete the initial sale of all subscriptions and funds received prior to the initial closing date by transferring the funds out of the escrow account and promptly issuing the Units to the investors. After the initial closing, deposits on account of subscriptions will continue to be deposited into the escrow account until a date (the "Termination Date") which is the earlier of (i) 180 days following the initial closing date (which may, in our sole discretion, be extended by us for up to 60 days without notice to investors), (ii) the date on which a total 2,500,000 Units have been subscribed and accepted, and (iii) such date as announced by us on no less than two trading days prior notice. A final closing will be scheduled promptly following the Termination Date. There may be one or more interim closings between the initial and the final closings. Your minimum purchase must be at least 100 Units ($1 thousand). Depending upon the state in which you reside, the maximum amount you may invest may depend on certain "suitability standards." Affiliates and control persons of Zion may purchase in the offering. We commenced this offering on May 14, 2008, the date on which the registration statement relating to the offering was declared effective by the Securities and Exchange Commission. Under the terms of the offering described in the originally filed registration statement, we were required to receive acceptable subscriptions and payment for the minimum number of units on or before October 11, 2008. Due to the unfavorable economic conditions prevailing in the United States economy during this period, we anticipate needing additional time to raise the minimum proceeds. Accordingly, we have filed a post-effective amendment to the original registration statement for the purpose of, among other things, extending the original minimum raise date. This prospectus forms a part of the post effective amendment to the original registration statement.

Our common stock is listed on the American Stock Exchange under the symbol "ZN." The closing price of our common stock on October 1, 2008 was $5.99. Neither the Units nor the Unit Warrants we are offering under this prospectus are currently listed for trading on any market. We filed an application with the American Stock Exchange to list both the Units and the Unit Warrants. If our application is accepted, the symbols "ZN.U" and "ZN.WS" have been reserved to designate each of the Units and the Unit Warrants, respectively.

Investing in our securities is very risky. See "Risk Factors" at page 5 of this prospectus to read about the risks that you should consider before buying the securities offered pursuant to this Prospectus. Please note that all dollar amounts are in United States Dollars.

	Price to Public	Placement Agents' Commissions (1)	Proceeds to Zion (2)
Per Unit	$10.00	$0.50	$9.50
Total Minimum	$3,250,000	$162,500	$3,087,500
Total Maximum	$25,000,000	$1,250,000	$23,750,000

(1) Reflects the maximum amount of commissions payable to the Placement Agents. In addition, pursuant to our agreement with the underwriter, the underwriter will be entitled to a non-accountable expense allowance. See "PLAN OF DISTRIBUTION" on page 16.

(2) Before deducting estimated offering expenses of estimated at $573 thousand in the Minimum Offering and $1,293 thousand in the Maximum Offering.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed.

BROCKINGTON SECURITIES, INC.

The date of this prospectus is _________   2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may sell units of our securities in one or more offerings where each unit is comprised of (i) one share of our common stock and (ii) one common stock purchase warrant, up to a dollar amount of $25 million, subject to the limitations discussed in the next paragraph. This prospectus provides a general description of the securities that are being offered by us. Each time we sell shares of common stock under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the terms of such offering. The prospectus supplement may also add, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement, as well as the information incorporated in this prospectus by reference. See, "Information Incorporated by Reference." Any information in any prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement. This prospectus may not be used to offer to sell, to solicit an offer to buy, or to consummate a sale of any shares of our common stock unless it is accompanied by a prospectus supplement.

Under the regulations of the SEC governing the use of the Form S-3 registration statement, so long as the market value of our "public float", as determined on the date on which we sell any of our units, is less than $75 million, then we may not sell units for proceeds of more than one-third of our public float as it may be from time to time during the period the registration statement of which the prospectus is a part remains effective. Our "public float" is comprised of the number of our issued and outstanding shares of common stock that are held by non-affiliates multiplied by the closing price of our common stock on the AMEX on any day within 60 days of the date on which we sell any securities hereunder. To the extent that the restrictions described above limit our ability to sell the maximum number of Units offered hereunder, we may sell such Units pursuant to a separate Registration Statement on Form S-1 or other applicable form, which such registration statement we would file at some future time.

Unless the context requires otherwise, in this prospectus the terms "Zion", "we," "our," "our company" and "us" refers solely to Zion Oil & Gas, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents included or incorporated by reference in this prospectus contain statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify our forward-looking statements by the words "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "scheduled," "should," "will" or other similar words. These forward-looking statements include, among others, statements regarding:

*	our growth strategies;

*	our ability to explore for and develop natural gas and oil resources successfully and economically;

*	our estimates of the timing and number of wells we expect to drill and other exploration activities;

*	anticipated trends in our business;

*	our future results of operations;

*	our liquidity and our ability to finance our exploration and development activities;

*	our capital expenditure program;

*	future market conditions in the oil and gas industry; and

*	the impact of governmental regulation.

More specifically, our forward-looking statements include, among others, statements relating to our schedule, business plan, targets, estimates or results of future drilling, including the number, timing and results of wells, the timing and risk involved in drilling follow-up wells, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of oil and gas exploration, acquisition of seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having oil and natural gas, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future hiring, future exploration activity, production rates, all and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts.

Such statements involve risks and uncertainties, including, but not limited to, those relating to our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, risks relating to our limited operating history, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, industry partner issues, availability of equipment, weather and other factors detailed herein and in our other filings with the SEC.

We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under "Risk Factors" in this prospectus and described under "Risk Factors" and elsewhere in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and in our other periodic reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

COMPANY OVERVIEW

Zion Oil is an initial stage oil and gas exploration company with a history of over eight years of oil and gas exploration in Israel. We have no revenues or operating income and we are classified as an "exploration stage" company. Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, and our telephone number is (214) 221-4610. Our office in Israel is located at 15 Bareket Street, North Industrial Park Caesarea, 38900, Israel, and the telephone number is +972-4-623-1425. Our website is www.zionoil.com. We were incorporated in Florida on April 6, 2000 and reincorporated in Delaware on July 9, 2003.

We currently hold two exploration licenses covering approximately 162,100 acres onshore in the State of Israel between Netanya in the south and Haifa in the north. The areas have been subject to a series of exploration permits and licenses that have been granted to and held by us pursuant to the Israeli Petroleum Law.

Since April 2000, we have been conducting data accumulation, research and analysis related to onshore oil and gas potential in the northern portion of Israel's central coastal plain and the adjacent foothills region and Mt. Carmel range, and have drilled one exploratory well in the region to a depth of 15,842 feet to the Triassic formation with encouraging, but inconclusive results. However, notwithstanding these results, due to the mechanical condition of the well-bore, we determined that the well was incapable of producing oil and/or gas in commercial quantities. As a result, in June 2007 we abandoned the well and, applying generally accepted accounting principles, we recorded, as of June 30, 2007, an impairment charge of $9,494 thousand to our unproved oil and gas properties.

We are utilizing an Israeli country-wide seismic database so as to better understand and interpret the geology of our license areas. The database consists of 219 seismic sections totaling 3,100 kilometers of coverage and also includes the stratigraphic sections from all the wells drilled in Israel. We are currently developing one prospect and four leads in our license areas. We are planning to drill a well to a depth of about 15,400 feet (targeted to a bottom-hole location in the Triassic formation approximately 1,500 feet east-northeast of the bottom-hole location of our previously drilled well), to appraise our findings in the previously drilled well, subject to raising the minimum proceeds of this offering and securing an appropriate rig to drill to the target depths. If we raise at least $5,500 thousand in this offering, we intend to deepen the well to be drilled to a depth of about 18,040 feet to both appraise the apparent findings of the Ma’anit #1 in the Triassic at a depth of between approximately 12,000 and 15,400 feet and to test the deeper Permian horizons at a depth of between approximately 16,000 and 18,000 feet. See "RISK FACTORS" at page 6.

Our ability to generate future revenues and operating cash flow will depend on the successful exploration and exploitation of our current and any future petroleum rights or the acquisition of oil and/or gas producing properties, the volume and timing of our production, as well as commodity prices for oil and gas. Such pricing factors are largely beyond our control, and may result in fluctuations in our earnings.

Drilling Contract

On September 12, 2008, we signed a drilling contract with Aladdin Middle East Ltd., a Delaware corporation with offices in Wichita, Kansas and in Ankara, Turkey, pursuant to which Aladdin will be arranging for the transportation into Israel of its 2,000 horsepower rig to be used to conduct the drilling contemplated by our business plan. It is currently anticipated that the rig will arrive in Israel in November 2008. It is planned to use the rig initially for the re-entry and drilling of the Ma’anit Rehoboth #2 well.

The contract, which is based in large part on the International Association of Drilling Contractors Form Daywork Drilling Contract, provides for the well to be drilled on a daywork basis with payment to Aladdin at the rate of $28.5 thousand per drilling day, and other scheduled rates for non-operating days. The contract also provides for a mobilization and de-mobilization fee of $675 thousand each. To date, we have paid Aladdin $475 thousand on account of mobilization fees, with the remaining $200 thousand payable upon delivery of the rig to Israeli customs. Demobilization fees are payable as follows: $506.25 thousand at such time as operations on our final well are completed and $168.75 thousand upon delivery of the rig to Israeli customs in anticipation of its departure from Israel; provided, that, in the event that Aladdin enters into a drilling contract with another operator in Israel, then the demobilization fee will be reduced if and to the extent that Aladdin receives funds from such other operator. As security for these and related fees, the contract provides that within 10 days after written notice by Aladdin of the mobilization of the drilling rig, we are to provide for a letter of credit to Aladdin in the amount of $675 thousand. The letter of credit is to be returned to us upon Aladdin’s receipt of all amounts to which it is entitled under the contract. Under the contract, the letter of credit is only required on or after October 31, 2008. See “RISK FACTORS”. The contract also provides for termination fees of $1,225 thousand, less any amounts previously paid to Aladdin, if we terminate the contract on or after October 15, 2008. In the event that Aladdin is unable to mobilize the drilling rig by June 30, 2009, we are entitled to terminate the contract without any further obligation or payment under the contract.

Under the contract, we are required to reimburse Aladdin for customs duties and taxes that may be levied against Aladdin by Israeli authorities in connection with the importation of the rig and the Aladdin crews into Israel.

The commencement of the drilling program is subject to the receipt of various government permits and raising the Minimum Offering. While we and Aladdin are currently working toward obtaining the requisite permits, there can be no assurance that the necessary permits will be obtained by the time the rig arrives in Israel or within a time frame that will allow us to commence drilling once we have raised the needed funds.

The Offering

We are offering (the "Offering") a minimum of 325,000 "Units", on a "best efforts, all or none" basis (the "Minimum Offering"), and an additional 2,175,000 Units on a "best efforts" basis, for a maximum of 2,500,000 Units (the "Maximum Offering"), at $10.00 per Unit for aggregate gross proceeds to us of $3,250 thousand and $25,000 thousand, respectively. Each Unit consists of (i) one share of common stock, par value $0.01 (the "common stock") and (ii) one warrant to purchase a share of common stock (a "Unit Warrant"). The Units will commence trading following the initial closing of this offering and continue to be tradable until the 30 th day after the termination of the Offering, at which time the shares and the Unit Warrant will separate and trade separately and the Unit as such will cease to exist. The Unit Warrant will become first exercisable only on the 31 st day following the Termination Date and will continue to be exercisable through January 31, 2012 at a per share exercise price of $7.00. The Unit Warrants are first exercisable on the first trading day following the Termination Date. The offering price for one Unit will be $10.00. Each of the Unit price and the per share exercise price of the Unit Warrant exceed the per share closing sale price of our Common Stock on October 1, 2008 of $5.99, the trading day immediately preceding the date on which the registration statement of which this Prospectus forms a part was filed. Shares of our common stock trade on the American Stock Exchange (AMEX). We have applied to the AMEX to list for trading both the Units and the Unit Warrants.

This offering is being made through Brockington Securities, Inc. (the "Underwriter") and other broker/dealers (arranged by the Underwriter) who are members of the Financial Industry Regulatory Authority (FINRA). This offering is a "best efforts minimum/maximum offering." The Placement Agents are not required to place any firm orders or purchase any of the Units, but have agreed to use their best efforts to market the Units on our behalf. We cannot sell any of the Units until we have received and accepted subscriptions and payment for a minimum of 325,000 Units ($3,250 thousand). If we do not accept an investor's subscription, we will return such investor's funds promptly, with any interest earned, without deduction. If we do not receive acceptable subscriptions and payment for the minimum number of units on or before a date (the "Minimum Date") which is 90 days following the date of this prospectus (which may, in our discretion, be extended by us for up to an additional 60 days), we will terminate the offering and promptly refund the money raised with any interest earned, without deduction. If the minimum is received on or before the Minimum Date, we will schedule an initial closing date, notify the investors of that date, and complete the initial sale of all subscriptions and funds received prior to the initial closing date by transferring the funds out of the escrow account and promptly issuing the Units to the investors. After the initial closing, deposits on account of subscriptions will continue to be deposited into the escrow account until a date (the "Termination Date") which is the earlier of (i) 180 days following the initial closing date (which may, in our sole discretion, be extended by us for up to 60 days without notice to investors), (ii) the date on which a total 2,500,000 Units have been subscribed and accepted, and (iii) such date as announced by us on no less than two trading days prior notice. A final closing will be scheduled promptly following the Termination Date. There may be one or more interim closings between the initial and the final closings. Your minimum purchase must be at least 100 Units ($1 thousand).

We commenced this offering on May 14, 2008, the date on which the registration statement relating to the offering was declared effective (the “Original Registration Statement”). Pursuant to the terms of the offering as described in the Original Registration Statement, we were required to receive acceptable subscriptions and payment for the minimum number of Units on or before August 12, 2008 (which date was extendable by us in our discretion for up to an additional 60 days). We subsequently extended the original minimum raise date to October 11, 2008. Due to the unfavorable economic conditions prevailing in the United States economy during this period, we anticipate needing additional time to raise the minimum proceeds. As of the close of business on October 1, 2008, we have in the escrow account subscription funds for 2,046 Units. We have filed a post-effective amendment (the “Post Effective Amendment”) to the Original Registration Statement for the purpose of extending the original minimum date of October 11, 2008 to the Minimum Date noted above, which is 90 days after the Post Effective Amendment (of which this prospectus forms a part) is declared effective (which may, in our discretion, be extended for an additional 60 days). Once the Post Effective Amendment is declared effective, we intend to contact each of the Unit subscribers who have remitted funds into the escrow account and request them to affirmatively state to us, in writing, their agreement to permit us to continue to hold their subscription funds in escrow beyond the original minimum raise date of October 11, 2008 to the new extended Minimum Date. To the extent that we do not receive a signed statement from a subscriber, then the funds remitted by such subscriber into the escrow account will be refunded.

The shares of common stock and Unit Warrants which comprise each Unit will be evidenced by common stock certificates and warrant certificates to be issued to the holder of the Unit upon surrender of the Unit certificate to our transfer agent, Registrar and Transfer Company.

The following table sets forth the number of shares of our common stock and warrants to purchase our common stock that are outstanding prior to the Offering and that will be outstanding after completion of either the Minimum Offering or the Maximum Offering.

Securities Outstanding	Prior to Offering (1)(2)	After Offering (Minimum) (2)	After Offering (Maximum) (2)
Common Stock	10,120,893	10,445,893	12,620,893
Unit Warrants	—	325,000	2,500,000

(1) As of October 1, 2008

(2) Does not include, as of October 1 , 2008: (a) 1,000,000 shares of common stock reserved for issuance pursuant to our 2005 Stock Option Plan, of which 250,549 shares are subject to outstanding option award agreements; and (b) 161,246 shares of common stock issuable upon exercise of other warrants.

Risk Factors

Investing in our securities involves risks which you should consider carefully. See "RISK FACTORS" beginning on page 6.

Use of Proceeds

Net proceeds will be used for (a) the drilling of a deep well (at least 15,400 feet in the case of a Minimum Offering to appraise the Triassic formations and, if at least $5,500 thousand is raised in the Offering, to 18,040 feet to test the Permian formations) on the Ma'anit structure in the Joseph License area, (b) the drilling of an exploratory well in the Asher-Menashe License area to at least 14,750 feet, if at least $19,000 thousand are raised, (c) if the drilling described above is successful, the installation of production equipment, (d) payment of accrued salaries and (e) working capital. See "USE OF PROCEEDS" on page 12 of this prospectus.

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our securities. Investing in our common stock, Units and Unit Warrants involves a number of risks. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Before you decide to buy our securities, you should carefully consider the risk factors set forth below and those that may be included in any applicable prospectus supplement and in the materials incorporated by reference herein. See, "INFORMATION INCORPORATED BY REFERENCE" at page 21 below. Risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We are an exploration stage company with no current source of income and, consequently, our financial condition has been unsound in the past and might again be so in the future.

We were incorporated in April 2000 and are still an exploration stage company. Our operations are subject to all of the risks inherent in exploration stage companies with no revenues or operating income. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and gas exploration business. We cannot warrant or provide any assurance that our business objectives will be accomplished. All of our audited financial statements since inception have contained a statement by the auditors that raise substantial doubt about us being able to continue as a "going concern" unless we are able to raise additional capital.

If we do not raise the maximum amount in this offering, do not obtain additional financing, and/or are not able to reach agreements pursuant to which members of management continue to defer significant portions of their compensation, we may be unable to execute our business plan.

Our planned work program is expensive. Assuming we raise only the minimum amount in the offering, and we are not required to pay out amounts in connection with the litigation referred to below prior to that date we would have sufficient funds for our activities through December 2008. These activities would include the drilling of a well (tentatively designated the Ma'anit-Rehoboth #2 well) to the Triassic on the Ma'anit prospect in the Joseph License, which we estimate could cost as much as $4.5 million for a dry hole and $5.2 million for a completed producer, assuming that we do not encounter any significant drilling or completion problems. If we are unable to raise the minimum proceeds of this offering within a time frame that will allow us to commence drilling this well by November 30, 2008 or, alternatively, we are unable to otherwise raise this amount in a combination of equity offerings and loans or we are unable to attract joint venture participants in the project within such a time frame, then, unless we raise more than the minimum proceeds of this Offering in amounts equal to approximately $225 thousand per each month of delay in the commencement of the well beyond November 30, 2008, we may not be able to drill the planned well. As of June 30, 2008, our officers and key employees have deferred a substantial portion of their salaries and other compensation due through July 2008 and, with the exception of Mr. Mandelker, have extended this date to December 31, 2008 (see below). Our business plan requires us to reach agreements with our deferring officers and employees to continue to have them defer the monies due them beyond December 31, 2008 and continue to have them accept partial payment of their currently due salaries. There can be no assurance that we will be able to reach such agreements. The amount of $225 thousand per month represents our current non-discretionary monthly expenditure rate.

If we only raise the minimum amount in this offering, then even if the Ma'anit-Rehoboth #2 well is completed in the Triassic as a commercial well, we may have to seek additional forms of financing, including the sale (if possible) of a portion of our license rights, in order to enable us to deepen the Ma'anit-Rehoboth #2 to the Permian, as planned, and to meet our obligations to drill a test well on our Asher-Menashe License, as well as to enable us to drill additional wells whether to develop the Ma'anit prospect if the Ma'anit-Rehoboth #2 is successful or to drill other prospective leads.

Any additional financing could cause your relative interest in our assets and potential earnings to be significantly diluted. Even if we have exploration success, we may not be able to generate sufficient revenues to offset the cost of dry holes and general and administrative expenses.

We need to obtain certain governmental permits from the Turkish and Israeli Authorities before we can commence drilling and, thus, we may be unable to commence our planned drilling operations as contemplated.

On September 12, 2008, we signed a drilling contract with Aladdin Middle East Ltd., a leading gas and exploration and production company, pursuant to which Aladdin has committed to provide its 2,000 horsepower rig and crews for our planned drilling program. The rig is currently in Turkey and is in the process of being readied for importation into Israel. The commencement of the drilling program is subject to the receipt of various permits from both the Turkish and Israeli authorities, as well as raising $3,250 thousand in this offering. Subject to our closing on the Minimum Offering on or before October 31, 2008, we currently anticipate that the rig will arrive in Israel in November 2008. We and Aladdin are currently working to obtain all of the needed permits and we estimate that all of the permits needed to commence drilling will be obtained by November 30, 2008; however, no assurance can be provided that we will have the needed permits to commence drilling once we have raised the minimum proceeds or within a time frame that will allow us to commence drilling during 2008. Finally, under the current terms of each of our licenses, unless we commence the drilling of a well by July 1, 2009 (which date is subject to extension by the Israeli Petroleum Commissioner), we risk losing our license. Any delay in our drilling timetables can have a material adverse effect on the implementation of our business plan.

We may need to raise additional cash resources by October 31, 2008 in order to meet certain monetary obligations under the drilling agreement and failure to do so may delay the commencement of our drilling program.

In order for us to be able to issue the letter of credit to Aladdin as required under the drilling agreement, we will need to raise additional cash resources by October 31, 2008, either through the closing on the Minimum Offering or otherwise; no assurance can be given that we will be able to raise the need cash resources by such date. Accordingly, if we do not raise the needed funds by October 31, 2008, our drilling program may be further delayed and our relationship with Aladdin may be affected. The contract also provides for termination fees of $1,225,000, less any amounts previously paid to Aladdin under the contract, should we decide to terminate the contract on or after October 15, 2008.

One of our Executive Vice Presidents is demanding payment of deferred amounts due to him and making other demands relating to his personal employment agreement and has threatened legal action in Israel against us if his demands are not met.

One of our Executive Vice Presidents, Philip Mandelker, a resident of Israel, previously deferred amounts due to him, along with other officers and directors, to July 1, 2008. Consistent with company policy, he also agreed to receive only 60% of the salary due to him through such period. In May 2008, we gave notice to Mr. Mandelker of our election to not renew his employment agreement when the initial employment terms specified in such agreement expires on December 31, 2008. In July 2008, with the exception of Mr. Mandelker, all the other deferring executives agreed to continue deferring amounts due to them through December 31, 2008. Mr. Mandelker refused such request which was consistent with past company practice and current policy. He also refused to continue to accept a reduced salary beyond July 1, 2008. He has demanded that we reach agreement with him pursuant to which an amount of approximately $283,000 (at the current exchange rate) be paid to him within a time frame that is concurrent with the scheduled natural expiration of the employment term under his employment agreement (i.e., December 31, 2008). Mr. Mandelker is also making other related demands under his employment agreement. In response, we have, as of July 1, 2008, begun to pay him full salary and benefits under his agreement. Mr. Mandelker, through his attorneys, has recently threatened legal action against us in Israel if we do not reach agreement with him as to payment terms for the amounts he deferred. Mr. Mandelker’s employment agreement is governed by Israeli Law. Any legal action by Mr. Mandelker may include the placement of liens on our assets, including our Israeli bank accounts and payments due to us from third parties. While we believe that we could proceed with our drilling program under these circumstances, any liens and attachments could cause us delay or other unforeseen consequences. In addition, under Israeli law, significant penalties may be assessed against us if it is ultimately determined that we have improperly withheld amounts due to him under his employment agreement. Even if we raise the Minimum Offering proceeds, legal action by Mr. Mandelker could cause us hardship as it may drain financial and other resources, including management’s time and energy, that would have otherwise been used for the execution of our business plan to the defense of such lawsuit. While we intend to aggressively defend our interests in any proceeding that may be initiated against us, the ultimate outcome of legal proceedings is inherently unpredictable and the financial and related costs of defense may be significant.

We have no proved reserves or current production and we may never have any.

We do not have any proved reserves or current production of oil or gas. We cannot assure you that any wells will be completed or produce oil or gas in commercially profitable quantities.

We have a history of losses and we could remain unprofitable for a long time.

We incurred net losses of $13,047 thousand and $2,510 thousand for the years ended December 31, 2007 ands 2006, respectively, and $2,208 thousand for the six months ended June 30, 2008. Our accumulated deficit as of June 30, 2008 was $22,595 thousand. We cannot assure that we will ever be profitable.

We have significant cash commitments for executive compensation, thus reducing the amounts of money available for exploratory drilling.

Under existing compensation agreements we are committed to pay to certain of our executive officers and employees approximately $1,602 thousand on an annual basis. As of June 30, 2008, these and other officers have voluntarily committed to defer payment of $1,148 thousand of unpaid compensation through December 31, 2008, subject to partial earlier payment in certain circumstances. There is no assurance that any such deferrals will continue in the future. If we do not have a discovery of oil and/or gas, a sizable portion of our capital resources, including the amounts raised in the future, may be used for executive compensation, reducing the amounts available for exploratory drilling. See “RISK FACTORS” at page 6.

Oil and gas exploration is an inherently risky business.

Exploratory drilling involves enormous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. Even when properly used and interpreted, seismic data analysis and other computer simulation techniques are only tools used to assist geoscientists in trying to identify subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically available. The risk analysis techniques we use in evaluating potential drilling sites rely on subjective judgments of our personnel and consultants.

Operating hazards and uninsured risks with respect to the oil and gas operations may have material adverse effects on our operations.

Our exploration and, if successful, development and production operations are subject to all of the risks normally incident to the exploration for and the development and production of oil and gas, including blowouts, cratering, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental and operating risks. These hazards could result in substantial losses due to injury or loss of life, severe damage to or destruction of property and equipment, pollution and other environmental damage and suspension of operations. While as a matter of practice we take out insurance against some or all of these risks, such insurance may not cover the particular hazard and may not be sufficient to cover all losses. The occurrence of a significant event adversely affecting any of the oil and gas properties in which we have an interest could have a material adverse affect on us, could materially affect our continued operation and could expose us to material liability.

Political risks may inhibit our ability to raise capital.

Our operations are concentrated in Israel and could be directly affected by political, economic and military conditions in Israel. Efforts to secure a lasting peace between Israel and its Arab neighbors and Palestinian residents have been underway since the State of Israel was established in 1948 and the future of these peace efforts is still uncertain.

Kibbutz Ma'anit (where we have drilled our first well and plan to drill a second well) is in an area adjacent to Israeli Arab towns where anti-Israeli rioting broke out in late 2000. Any future armed conflict (including the renewal of the conflict in the summer of 2006 between Israel and the Hezbollah terrorist organization based in Lebanon and its expansion into areas in which we are operating or into central Israel), political instability or continued violence in the region could have a negative effect on our operations and business conditions in Israel, as well as our ability to raise additional capital necessary for completion of our exploration program.

Economic risks may inhibit our ability to raise additional capital.

Economically, our operations in Israel may be subject to:

• exchange rate fluctuations;

• royalty and tax increases and other risks arising out of Israeli State sovereignty over the mineral rights in Israel and its taxation regime; and

• changes in Israel's economy that could cause the legislation of oil and gas price controls.

Consequently, our operations may be substantially affected by local economic factors beyond our control, any of which could negatively affect our financial performance and prospects.

Legal risks could negatively affect the value of Zion.

Legally, our operations in Israel may be subject to:

• changes in the Petroleum Law resulting in modification of license and permit rights;

• adoption of new legislation relating to the terms and conditions pursuant to which operations in the energy sector may be conducted;

• changes in laws and policies affecting operations of foreign-based companies in Israel; and

• changes in governmental energy and environmental policies or the personnel administering them.

The Israeli Ministry of National Infrastructures is considering proposed legislation relating to licensing requirements for entities engaged in the fuel sector that, if adopted as currently proposed, may result in our having to obtain additional licenses to market and sell hydrocarbons that may be discovered by us. We have been advised by the Ministry that they do not intend to deprive a holder of petroleum rights issued under the Petroleum Law of its right under that law to sell hydrocarbons discovered and produced under its petroleum rights. We cannot now predict whether or in what form the proposed legislation may be adopted or, if adopted, its possible impact on our operations. Further, in the event of a legal dispute in Israel, we may be subject to the exclusive jurisdiction of Israeli courts or we may not be successful in subjecting persons who are not United States residents to the jurisdiction of courts in the United States, either of which could adversely affect the outcome of a dispute.

Our petroleum rights (including licenses and permits) could be cancelled or terminated, and we would not be able to successfully execute our business plan.

Any license or other petroleum right we hold or may be granted is granted for a fixed period and requires compliance with a work program detailed in the license or other petroleum right. If we do not fulfill the relevant work program due to inadequate funding or for any other reason, the Israeli government may terminate the license or any other petroleum right before its scheduled expiration date.

There are limitations on the transfer of interests in our petroleum rights, which could impair our ability to raise additional funds to execute our business plan

The Israeli government has the right to approve any transfer of rights and interests in any license or other petroleum right we hold or may be granted and any mortgage of any license or other petroleum rights to borrow money. If we attempt to raise additional funds through borrowings or joint ventures with other companies and are unable to obtain required approvals from the government, the value of your investment could be significantly diluted or even lost.

Our dependence on the limited contractors, equipment and professional services available in Israel will result in increased costs and possibly material delays in our work schedule.

Due to the lack of competitive resources in Israel, costs for our operations may be more expensive than costs for similar operations in other parts of the world. We are also more likely to incur delays in our drilling schedule and be subject to a greater risk of failure in meeting our required work schedule. Similarly, some of the oil field personnel we need to undertake our planned operations are not necessarily available in Israel or available on short notice for work in Israel. Any or all of the factors specified above may result in increased costs and delays in the work schedule.

Our dependence on Israeli local licenses and permits may require more funds than we have budgeted and may cause delays in our work schedule.

In connection with drilling operations, we are subject to a number of Israeli local licenses and permits. Some of these are issued by the Israeli security forces, the Civil Aviation Authority, the Israeli Water Commission, the Israel Lands Authority, the holders of the surface rights in the lands on which we intend to conduct drilling operations, including Kibbutz Ma'anit, local and regional planning commissions, and environmental authorities. The surface rights to the drill site on which we plan to drill the Ma’anit Rehoboth #2 well are held under A long-term lease by Kibbutz Ma'anit. The rights are owned by the State of Israel and administered by the Israel Lands Authority. Permission necessary to re-enter and use the drill site to conduct petroleum operations has been granted to Zion by the Kibbutz in consideration for a monthly fee of $350. Permission of the Israel Lands Authority for the use of the surface rights is also required, which permission the Israel Lands Authority is required to grant under the Petroleum Law. On August 14, 2008, the Authority granted the required permission for a two year period (which period may be extended), subject to our paying a one time surface use fee of approximately $455, signing a land use agreement and providing a bank guarantee in the amount of NIS 50,000 (approximately $14,200). The use fee has been paid, but the agreement has not yet been finalized nor the bank guarantee provided. It is currently expected that the agreement with the Authority will be signed and all conditions met prior to the scheduled commencement of drilling.

In the event of a commercial discovery and depending on the nature of the discovery and the production and related distribution equipment necessary to produce and sell the discovered hydrocarbons, we will be subject to additional licenses and permits, including from various departments in the Ministry of National Infrastructures, regional and local planning commissions, the environmental authorities and the Israel Lands Authority. If we are unable to obtain some or all of these permits or the time required to obtain them is longer than anticipated, we may have to alter or delay our planned work schedule, which would increase our costs.

If we are successful in finding commercial quantities of oil and/or gas, our operations will be subject to laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment, which can adversely affect the cost, manner or feasibility of our doing business. Many Israeli laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject us to fines, injunctions or both.

If compliance with environmental regulations is more expensive than anticipated, it could adversely impact the profitability of our business.

Risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas exploration and production, would result in substantial costs and liabilities. This could also cause our insurance premiums to be significantly greater than anticipated.

Fluctuation in oil and gas prices could adversely affect our financial condition.

If we are successful in finding commercial quantities of oil and gas, our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital will depend substantially on prevailing prices for oil and natural gas. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and/or gas prices also may reduce the amount of oil and/or gas that we could produce economically.

Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile, making it impossible to predict with any certainty the future prices of oil and gas.

The loss of key personnel could adversely impact our business.

We are highly dependent on the services of Glen Perry and other key personnel. The loss of certain of our key employees could have a material adverse impact on the development of our business. We currently do not maintain key employee insurance policies on these employees.

Earnings will be diluted due to charitable contributions and key employee incentive plan.

We are committed to donating in the form of a royalty interest or equivalent net operating profits interest, 6% of our gross sales revenues, if any, (after payout of exploration costs through the first discovery well) to two charitable foundations. In addition, we may allocate 1.5% royalty interest or equivalent net operating profits interest (after payout of drilling costs on a well-by-well basis) to a key employee incentive plan designed as a bonus compensation over and above our executive compensation payments. This means that the total royalty burden on our property (including the government royalty of 12.5%) may be up to 20%. As our expenses increase with respect to the amount of sales, these donations and allocation could significantly dilute future earnings and, thus, depress the price of the common stock.

Risks Related to Our Stock and this Offering

You will experience immediate and substantial dilution from the purchase of our Common Stock.

The difference between the public offering price per share of our common stock (allocating all of the unit purchase price to the common stock and none to the warrant included in the Unit) and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and other investors in this offering. The fact that our initial stockholders acquired their shares of common stock at a nominal price significantly contributed to this dilution. Assuming the offering is completed and no value is ascribed to the Unit Warrants included in the Units, you and the other new investors will incur an immediate and substantial dilution of approximately 94% or $9.38 per share (the difference between the pro forma net tangible book value per share after this offering of $0.60, and the initial offering price of $10.00 per unit) in the case of a Minimum Offering and approximately 79% or $7.92 per share in the case of a Maximum Offering.

Our outstanding warrants and Unit Warrants may adversely affect the market price of our common stock.

The Unit Warrants being offered by us in this Offering to purchase up to 2,500,000 shares of common stock (assuming that we conclude the Maximum Offering) will be exercisable commencing on the 31 st day following the Termination Date. Additionally, as of October 1, 2008, we had outstanding (i) warrants to purchase 161,246 shares of common stock at prices ranging between $5.00 and $8.75 per share, of which warrants to purchase 114,625 shares are exercisable through December 31, 2008, and warrants to purchase 46,621 shares are exercisable through September 25, 2009 and (ii) employee stock options to purchase 250,549 shares of common stock at prices ranging between $0.01 and $5.60 per share. Finally, our officers may elect to receive payment of all or part of approximately $1,429 thousand in deferred and accrued salary payments (as of June 30, 2008) in shares of our common stock. See "USE OF PROCEEDS" at page 12.

The sale or possibility of sale of the shares underlying the Unit Warrants, the other warrants and as discussed above could have an adverse effect on the market price for our common stock or our Units. If and to the extent these warrants are exercised, you may experience additional dilution to your holdings.

Price of the Units and the per share exercise price of the Unit Warrants was determined without regard to tangible book value.

The public offering price of the Units and the exercise price and other terms of the Unit Warrants have been determined in part by the Company and the Underwriter based on the market price of our shares and in consideration of the current stage of our operations, including results of operations to date, and are not necessarily related to the Company's asset value, net worth or other established criteria of value. On October 1, 2008, the closing price of our Common Stock on the American Stock Exchange was $5.99. Accordingly, both the price of a Unit and the per share exercise price of the Unit Warrants exceed the closing sale price of $5.99 of our Common Stock on October 1, 2008, the trading day immediately preceding the date on which the registration statement of which this Prospectus forms a part was filed. See "DETERMINATION OF OFFERING PRICE" at page 14 below. No assurance can be given that the market price of the common stock will exceed the Unit price or the per share exercise price of the Unit Warrants.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our share price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its internal control over financial reporting. To comply with this statute, we are required to document and test our internal controls over financial reporting and our management was required to issue a report concerning the effectiveness of our internal controls over financial reporting in the annual report on Form 10-KSB for the year ended December 31, 2007. Our independent auditors will be required to issue an opinion on the effectiveness of our internal controls over financial reporting for our annual report on Form 10-K for the fiscal year ending December 31, 2009. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are relatively new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. It is possible that, as we prepare for this audit, we could discover certain deficiencies in the design and/or operation of our internal controls that could adversely affect our ability to record, process, summarize and report financial data. We have invested and will continue to invest significant resources in this process. Because an audit of our internal controls has not been required to be reported in the past, we are uncertain as to what impact a conclusion that deficiencies exist in our internal controls over financial reporting would have on the trading price of our common stock.

Cash dividends will not be paid to shareholders for the foreseeable future.

You may receive little or no cash or stock dividends on your shares of common stock. The board of directors has not directed the payment of any dividends, does not anticipate paying dividends on the shares for the foreseeable future and intends to retain any future earnings to the extent necessary to develop and expand our business. Payment of cash dividends, if any, will depend, among other factors, on our earnings, capital requirements, and the general operating and financial condition, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Our common stock has limited liquidity, so investors may not be able to sell any significant number of shares of our stock at prevailing market prices.

The average daily trading volume of our common stock was approximately 10,399 shares per day over the 90 day period ended October 1, 2008. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market for our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

*	actual or anticipated quarterly variations in our operating results, including further impairment to unproved oil and gas properties

*	changes in expectations as to our future financial performance or changes in financial estimates, if any,

*	announcements relating to our business or the business of our competitors,

*	conditions generally affecting the oil and natural gas industry,

*	the success of our operating strategy, and

*	the operating and stock performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock does not increase to the per share price reflected by the price at which the Unit is offered, then whether or not the per share market price declines from current levels, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will increase to the per share price at which the Unit is offered or that the market price of common stock will not fluctuate or decline significantly.

USE OF PROCEEDS

The net proceeds to us from the sale of a minimum of 325,000 units and a maximum of 2,500,000 units at a per unit offering price of $10.00 are estimated to be approximately $2,515 thousand and $22,457 thousand, respectively, after deducting estimated placement agent commissions and offering expenses.

Some of our officers and employees have not been paid for salaries earned in amounts totaling approximately $1,429 thousand (as of June 30, 2008). All of these persons have agreed to defer a portion of their pay earned through December 31, 2008 in an amount equal to $1,148 thousand. One of our Executive Vice Presidents, Philip Mandelker, is not deferring salary beyond July 1, 2008 and, as of such date, is being paid a full salary. See “Risk Factors”. If an amount greater than the minimum offering is raised, portions of the outstanding accounts payable may be exchanged for shares and/or further deferred and the remainder may be paid, based upon the amount raised and our other financial conditions at the time. On June 24, 2008, our Board of Directors approved a resolution setting a company-wide policy on officer deferrals to defer amounts previously due until such time, if any, as we raise $15 million from the Offering, whereupon all deferred amounts owed as of July 1, 2008 will be paid and the rate of deferral on salaries thereafter will be decreased to 30% (from the current 40%). The policy further provides that if and when we raise $20 million from the Offering, the deferral rate decreases to 20% and if the Company raises $25 million, then all deferred amounts not then paid will be remitted and there will no longer be any deferrals to salary payments.

We intend to use most of the net proceeds of this offering for appraisal and exploratory drilling on our Israeli licenses. Our work program calls for the drilling of an appraisal and/or exploratory well in each of our licenses at an estimated "dry hole" cost of $4,500 thousand to drill our next planned well (the Ma'anit-Rehoboth #2) on the Joseph License to a total measured depth of approximately 4,700 meters (15,400 feet) to the Triassic formation in fulfillment of the terms of the Joseph License, and an estimated $6,600 thousand to drill the Ma'anit-Rehoboth #2 to a total measured depth of approximately 5,550 meters (18,040 feet) to the Permian. Our work program also calls for the drilling of a well to a minimum depth of approximately 4,500 meters (14,800 feet) at an estimated cost of approximately $7,800 thousand on the Asher-Menashe License. Drilling a subsequent well on the Joseph License area to 5,500 meters (18,040 feet) would cost approximately $9,300 thousand. We intend to evaluate the new wells through a combination of electrical wireline tool investigations, recovery of samples from the target formations (coring) and testing. A "dry hole" is a well that for either geological or mechanical reasons is judged by us to be incapable of producing oil or gas in commercial quantities. If any well is not a "dry hole," a completion attempt would be made at an estimated completion cost of between $800 thousand and $1,500 thousand in order to set production casing, perforate, install the production tubing and wellhead and conduct extended tests of the well. We cannot assure you that any well will be completed or produce oil and/or gas in commercial quantities.

If only the minimum of approximately $2,700 thousand net proceeds are raised from this offering, we intend to drill the Ma'anit-Rehoboth #2 to a total measured depth of approximately 4,700 meters (15,400 feet) to the Triassic formation and appraise the apparent findings of the Ma'anit #1 well in that formation. Drilling the Ma'anit-Rehoboth #2 to the Triassic formation will fulfill our obligations under the Joseph License. Amounts raised in the Offering in excess of the Minimum Offering will be applied to deepen the Ma'anit-Rehoboth #2 well to its designed total depth of approximately 5,500 meters (18,040 feet) to the Permian formation and evaluate the well. If the maximum of approximately $ 22,635 thousand net proceeds are raised, we intend to drill the Ma'anit-Rehoboth #2 well to the Permian, drill a well on the Asher-Menashe License to a minimum depth of 4,500 meters (14,800 feet), and prepare to drill a third well to a depth of between 4,500 to 5,400 meters (14,800 to 17,700 feet) on one of our two licenses.

An attempt to reenter the first well, which was drilled and tested with encouraging, but inconclusive results, will be made. If sufficient funds are not raised in the Offering or through other means to drill the Ma'anit-Rehoboth #2 to the Permian formation, but the results of drilling the well to the Triassic formation are such that the well is not a "dry hole" in the Triassic formation, an attempt to complete the Ma'anit-Rehoboth #2 in the Triassic formation will be made at an estimated completion cost of $800 thousand.

We estimate that, in order to be commercially productive, any of the wells we intend to drill to the approximate depth of 4,500 meters (14,800 feet) or deeper based on industry standards, would need to be capable of producing at least 100 barrels of oil per day or 600 thousand cubic feet of gas per day. Such production levels will not pay out the cost of drilling the well, but only the costs of operating the well on a current basis. In order to justify the costs of drilling of additional wells, there would need to be the expectation that each additional well would have initial production rates in excess of 350 barrels of oil per day or five million cubic feet of gas per day, or some combination of the two, based upon minimum oil prices of $60.00 per barrel and a minimum gas price of $4.00 per thousand cubic feet.

The remaining net proceeds will be used for general and administrative expenses and working capital.

We intend to invest the net proceeds of this offering in short-term deposits, investment grade obligations or bank certificates of deposit in both Israel and the United States until the funds are required.

If only the minimum amount is raised in this Offering, we believe that the proceeds from this Offering combined with our current available cash will satisfy our cash requirements through December 2008, including the drilling of the Ma'anit-Rehoboth #2 to a total measured depth of approximately 4,700 meters (15,400 feet). This assumes that we will not need to expend cash resources in connection with any lawsuit that may be brought against us in Israel by Mr. Philip Mandelker, one of our Executive Vice Presidents, as discussed above. See “RISK FACTORS”. Thereafter, it will be necessary to raise additional funds for completion of the well at that depth, if justified, or to deepen the well to its designed depth of 5,500 meters (18,040 feet) and for subsequent drilling. Out of the net proceeds of $2,515 thousand in this minimum case, $2,500 thousand would be used toward drilling the Ma'anit-Rehoboth #2 to the Triassic formation, assuming that the initial closing of the offering occurs within a time frame that allows us to commence drilling the well by November, 2008. (The remaining $15 thousand would be set aside for contingencies.) Following completion of that well, if successful whether in the Triassic or Permian, we would install gas separation facilities and storage tanks at an estimated cost of $500 thousand, which in the case of a minimum program we would need to pay from other funds (such as borrowings or the proceeds from exercises of outstanding warrants) and not from the net proceeds of this offering. Of course, there can be no assurance that such funds will be available. However, if we do not raise at least the minimum amount of the offering within the time frame needed to facilitate the commencement of drilling by November 30, 2008, then we may need to raise additional amounts beyond the stated minimum to commence drilling the Ma'anit Rehobot #2 well as our available cash resources would then go towards the on-going maintenance of business operations.

To the extent that this offering is successful in raising the maximum funds, we expect to have sufficient money to (i) drill and complete the Ma'anit-Rehoboth #2 to a measured depth of least 5,550 meters (18,040 feet), (ii) drill a well to a depth of between 4,500 and 5,550 meters (14,800 and 18,040 feet) on our Asher-Menashe License as required by the terms of that license and as dictated after the evaluation of the available data, including the evaluation of the results of Ma'anit-Rehoboth #2 well and the seismic and geophysical studies currently being conducted on the Asher-Menashe License area, and (iii) prepare for an additional well on either our Joseph License or our Asher-Menashe License taking into consideration the results of the Ma'anit-Rehoboth #2 and the first Asher-Menashe well. Out of the net proceeds of $22,435 thousand, we may spend up to approximately $1,400 thousand to repay compensation and deferred compensation to officers that will be outstanding as of June 30, 2008. We currently estimate that our non-discretionary general and administrative expenses will be approximately $225 thousand per month, most of which would be spent on salaries, benefits and professional fees.

Our estimates for working capital (including general and administrative costs) below increase substantially from the minimum to the maximum case. This occurs because the maximum case would cause us to have a higher activity level, resulting in some higher expenses. Our salaries and benefits also increase substantially in the maximum case because we would need a larger staff for the increased activity. None of our experts, consultants, accountants, or legal counsel has been hired on a contingent fee basis. Finally, in a maximum case, a portion of our working capital may be allocated to additional geological and geophysical exploratory work and drilling, completion and well operating expenses.

The following table sets forth the planned use of the proceeds from this offering:

	Minimum		Maximum
	US$ thousands		US$ thousands
Total Proceeds	$3,250	100%	$25,000	100%	NOTES
Less: Offering Expenses	$735	22.6%	$2,543	10.2%
Net Proceeds from Offering	$2,515	77.4%	$22,457	89.8%
Use of Net Proceeds:
Drill Ma'anit-Rehoboth #2 to Triassic	$2,500	76.9%	$2,500	10.0%	(1)
Deepen Ma'anit-Rehoboth to Permian	$0		$2,100	8.4%
Drill Asher-Menashe well to Triassic	$0		$7,800	31.2%
Completion costs for one well	$0		$1,500	6.0%	(2)
Production equipment for one well	$0		$500	2.0%	(2)
Geological and Geophysical	$0		$100	0.4%
Reserve for operations	$15.5%		$4,500	18.0%	(3)
Accounts Payable to Officers	$0		$1,429	5.7%
Working Capital	$0		$2,028	8.1%
Total Use of Net Proceeds	$2,515	77.4%	$22,457	89.8%

(1) Assumes closing of minimum offering within time frame that allows us to commence drilling on the Ma'anit-Rehobot #2 well by November 30, 2008. We anticipate that the amount will increase if we commence drilling the well later than November 2008, as available cash proceeds will be used for ordinary operating requirements.

(2) For first well successfully completed, if any. Completion and production equipment costs for additional completed wells to be separately financed.

(3) Including contingencies (operating and G&A) and in maximum program funds towards drilling the third well.

The above discussion assumes that we will be able to commence the planned drilling activities by no later than November 30, 2008. In September 2008 we entered into a drilling agreement with a drilling contractor pursuant to which such contractor undertook to furnish to us a drilling rig that is capable of reaching the targeted depths. We will need to obtain various permits and authorizations from governmental entities before we can drill. Subject to closing on the Minimum Offering on or before October 31, 2008, we anticipate that the drilling rig will arrive in Israel in November 2008. While we and the contractor are jointly working to obtain all of the requisite consents and authorizations, no assurance can be provided that all such consents and authorization will be obtained or that the rig will arrive in Israel in a timely manner allowing us to commence drilling in November 2008.. See "RISK FACTORS - Risks Related to our Business".

The foregoing reflects only estimates of the use of the proceeds if the minimum amount or maximum amount is attained. If more than the minimum but less than the maximum is raised, the amounts will be adjusted appropriately. Actual expenditures may vary materially from these estimates.

CAPITALIZATION

The following table sets forth our total capitalization as of June 30, 2008, and our capitalization as adjusted on the same date giving effect to the sale of a minimum of 325,000 Units and a maximum of 2,500,000 Units at $10.00 per Unit in this offering and application of the estimated net proceeds as described in this prospectus.

Amount of Capitalization as of December 31, 2007
		As Adjusted (thousands)
	($)	Minimum ($)	Maximum ($)

Stockholders equity:
Common stock - par value $0.01 per share	101	104	126
Additional paid in capital	26,290	28,802	48,722
Deficit accumulated in development stage	(22,595)	(22,595)	(22,595)
Total stockholders equity	3,796	6,311	26,253
Total Capitalization	3,796	6,311	26,253

DETERMINATION OF OFFERING PRICE

The offering price for the Units, and the terms of the Unit Warrants (including the exercise price of the Unit Warrants), have been determined by Zion in consultation with the Underwriter. Among the factors considered in determining the public offering price and such terms were the market price of our shares at the time of the filing of the registration statement, of which this prospectus is a part, registering the Units for sale, the market price history of our shares since their initial listing with AMEX on January 3, 2007 considering the history of, and the prospects for, our business, and the status of our past and present operations, our development and the general condition of the securities market at the time of this Offering. The public offering price does not necessarily bear any simple relationship to our assets, book value, earnings or other established criterion of value. The per Unit price and the per share exercise price of the Unit Warrants exceed the closing price of our common stock on October 1, 2008, the trading day preceding the day on which the registration statement of which this prospectus forms a part was filed.

The market price of our common stock is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Units will develop after the initial closing of the Offering and through the 30 th day following the Termination Date (which represents the period during which a Unit may be transferable) or that a public market for the Unit Warrants will develop after the Termination Date, or if public markets in fact develop, that such public markets will be sustained, or that the securities (including the shares in the Units) can be resold at any time at the offering price or any other price. See "RISK FACTORS" beginning on page 6 of this Prospectus.

DILUTION

The following discussion and tables allocate no value to the Unit Warrants.

As of June 30, 2008, our net tangible book value was $3,796 thousand or $0.38 per share of common stock. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding on June 30, 2008.

Minimum Offering

After giving effect to the sale of a minimum of 325,000 Units of our securities at a per Unit offering price of $10.00 and after deducting placement agent commissions and other offering expenses, our net tangible book value as of June 30, 2008 would increase from $3,796 thousand to $6,311 thousand and the net tangible book value per share would increase from $0.38 to $0.60. This represents an immediate increase in net tangible book value of $0.22 per share to current shareholders, and immediate dilution of $9.40 per share to new investors or 94%. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price to investors. The following table illustrates this per share dilution to purchasers of Units in the Minimum Offering, as illustrated in the following table:

Assumed Public offering price per share of common stock		$10.00
Net tangible book value per share before this Offering	$0.38
Increase per share attributable to new investors	$0.22
Adjusted net tangible book value per share after this Offering		$0.60
Dilution per share to new investors		$9.40
Percentage dilution		94%

Another view of dilution is the differences in per share purchase price as of June 30, 2008:

	Shares Purchased		Total Consideration
	Number	Percent	Amount (thousands)	Percent	Average Per Share
Current shareholders	10,120,893	97%	$26,391	89%	$2.61
New investors	325,000	3%	3,250	11%	$10.00
	10,445,893	100%	$29,641	100%

Maximum Offering

After giving effect to the sale of a maximum of 2,500,000 Units at per Unit offering price of $10.00 and after deducting placement agent commissions and other offering expenses, our net tangible book value as of June 30, 2008 would increase from $3,796 thousand to $26,253 thousand and the net tangible book value per share would increase from $0.38 to $2.08. This represents an immediate increase in net tangible book value of $1.70 per share to current shareholders, and immediate dilution of $7.92 per share to new investors or 79%. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price to investors. The following table illustrates this per share dilution to purchasers of Units in the Minimum Offering, as illustrated in the following table:

Assumed public offering price per share of common stock		$10.00
Net tangible book value per share before this Offering	$0.38
Increase per share attributable to new investors	$1.70
Adjusted net tangible book value per share after this Offering		$2.08
Dilution per share to new investors		$7.92
Percentage dilution		79%

Another view of dilution is the differences in per share purchase price as of June 30, 2008:

	Shares Purchased		Total Consideration
	Number	Percent	Amount (thousands)	Percent	Average Per Share

Current shareholders	10,120,893	80%	$26,391	51%	$2.61
New investors	2,500,000	20%	$25,000	49%	$10.00
	12,620,893	100%	$51,391	100%

PLAN OF DISTRIBUTION

Subject to the terms and conditions of the underwriting agreement, the underwriter named below (the "Underwriter") has agreed to use its best efforts to offer and sell on our behalf a minimum of 325,000 Units on a "best efforts, all or none" basis and an additional 2,175,000 Units on a "best efforts" basis, for a maximum of 2,500,000 Units at $10 per Unit (for an aggregate of $3,250 thousand, assuming the Minimum Offering and $25,000 thousand, assuming the Maximum Offering):

Underwriter	Number of Units
Brockington Securities, Inc.	Up to 2,500,000 Units

The Underwriter may retain other licensed securities dealers who are members of the Financial Industry Regulatory Authority ("FINRA") (collectively, "Placement Agents") to offer Units to residents of the United States and with our agreement, to residents outside the United States on a non-exclusive basis through persons authorized under the laws of those jurisdictions.

We have been advised by the Underwriter that it proposes to offer the securities offered hereby to the public for cash at the Offering price set forth on the cover page of this Prospectus. There is no assurance that any of the Securities offered hereby will be sold, and there is no firm commitment from the Underwriter or any other broker-dealer or person to sell or pay for any Units offered hereby.

Officers and directors of Zion Oil & Gas may introduce the Underwriter to persons to consider this Offering and purchase Securities through the Underwriter. They may also place Units to purchasers who are residents outside the United States and may retain sales agents in certain countries outside the United States. In addition, our officers and directors may also offer Units directly in exchange for accounts payable and/or repayments for professional and oilfield services. In this regard, officers and directors will not receive any commissions or any other compensation.

We have established an escrow account with Sterling Trust Company (the "Escrow Agent"), under an escrow agreement between us and the Escrow Agent. Under the terms of the escrow agreement, all checks from investors will be made payable to “Sterling Trust Company, Escrow Agent, FBO Zion Oil Subscribers” and deposited into such account until we receive and accept funds representing the Minimum Offering amount. Funds in the escrow account may be invested in obligations of, or obligations guaranteed by, the United States government, bank money market accounts, or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as depositary or custodian for any such funds). If we do not accept an investor's subscription, we will return his funds promptly, with interest, without deduction.

At any time after the Minimum Offering amount of $3,250 thousand (representing 325,000 Units) has been deposited into the escrow account, an initial closing will be scheduled and the funds, less the Underwriter's fees and expenses, will be transferred at the closing into one of our operating accounts. Following the initial closing, funds will continue to be deposited in the escrow account until the final closing following the termination of this Offering, which will take place promptly following the earlier of (i) the receipt and acceptance of the Maximum Offering amount of $25,000 thousand, or (ii) 180 days following the date on which we transfer Minimum Offering funds from the escrow account to our general account (which date may be extended by us for up to another 60 days), or (iii) such date as announced by us on no less than two trading days' prior notice. One or more interim closings may take place between the initial closing and the final closing.

If the Minimum Offering amount is not reached by the Minimum Date of this offering (which is now set for 90 days following the date of this prospectus, but which may be extended by us for up to another 60 days), we will promptly refund and return all monies to investors, with interest, without deduction. You will therefore receive 100% of your money back if the minimum offering is not subscribed, plus interest at money market rates.

We originally commenced this offering on May 14, 2008, the date on which the Original Registration Statement relating to the offering was declared effective. Under the original offering, we were required to receive acceptable subscriptions and payment for the minimum number of units on or before August 12, 2008 (which date was subsequently extended by us to October 11, 2008). Due to the unfavorable economic condition prevailing in the United States economy during this period, we anticipate needing additional time to raise the minimum proceeds. As of the close of business on October 1, 2008, we have in the escrow account funds for acceptable subscriptions for 2,046 Units ($2,046 thousand). We have filed the Post Effective Amendment to the Original Registration Statement for the purpose of extending the original minimum date of October 11, 2008 to the new extended Minimum Date, which is 90 days after the Post Effective Amendment (of which this prospectus forms a part) is declared effective (which may, in our discretion, be extended for an additional 60 days). Once the Post Effective Amendment is declared effective, we will contact each of the Unit subscribers who have remitted funds into the escrow account and request of them to affirmatively state to us, in writing, their agreement to our hold their subscription funds in escrow beyond the original minimum raise date of October 11, 2008 to the new extended Minimum Date and to also agree to the new extended final closing date, which is no later than 180 days after the date on which we hold an initial closing on the funds in the escrow account (which may, in our discretion, be extended for an additional 60 days). To the extent that we do not receive a signed statement from a subscriber, then the funds remitted by such subscriber into the escrow account will be refunded.

None of our securities included in this Offering may be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sales of any of our Units, common stock or Unit Warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. This Prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our Units, common stock or Unit Warrants included in this Offering in any jurisdiction where that would not be permitted or legal.

Affiliates, directors and officers of Zion may purchase Units in the offering for either cash or in exchange for reduction of accounts payable. Cash purchases by affiliates, directors and officers will be counted as part of the minimum subscription amount necessary to effect an initial closing; but exchange purchases by such persons for payment of compensation or reduction of accounts payable (including deferred compensation) will not be so counted. While no affiliate, director or current or prospective officer of Zion, has indicated that he or she intends to purchase any of the Units offered hereby, certain of these persons may do so. The purchase of a significant number of Units by any of these persons could limit the breadth and scope of the market for our securities. Any such purchases will be made for investment purposes only, and not for redistribution.

The Underwriter has informed us that it does not intend to make a market in our securities.

Underwriting Commissions

Under the terms of our agreement with the Underwriter, we will pay a commission on completed cash sales to all United States residents and to any non-residents of the United States subscribing through the Underwriter of five percent (5%) of the subscription amount; provided, however, that in no event shall Underwriter be entitled to less than a commission of two and one-half percent (2.5%) of the public offering price of the aggregate Units sold in the offering.

Underwriting Expenses

Under the terms of our agreement with the Underwriter we will also pay a non-accountable expense allowance of three percent (3%), of which $40 thousand has been advanced, of the aggregate cash subscription amount placed with all United States residents and any non-United States residents subscribing through the Underwriter; provided, however, that in no event shall the Underwriter be entitled to less than a non-accountable expense allowance of 1.5% of the public offering price of the aggregate Units sold by or through the Underwriter in the Offering. In January 2008, we advanced to Network Securities 1, Inc., the underwriter that we previously engaged for this offering, $50 thousand in respect of the 3% non-accountable expense allowance. As of April 2, 2008, the agreement between us and Network 1, pursuant to which Network 1 was as the underwriter on this offering, was terminated. Upon the decision to terminate this agreement with Network 1, the advance payment of $50 thousand was recorded as an expense to the Company.

Indemnification

We have agreed to indemnify the Underwriter and certain persons associated with the Underwriter against any costs or liabilities incurred by the Underwriter by reasons of alleged misstatements or alleged omissions to state material facts in connection with statements made in the Registration Statement and the Prospectus. The Underwriter has in turn agreed to indemnify Zion against any liabilities by reason of alleged misstatements or alleged omissions to state material facts in connection with the statements made in the Prospectus based on information relating to the Underwriter and furnished in writing by the Underwriter as well as by reason of any actual breach by the Underwriter of any applicable federal or state law, rule or regulation or the requirements of any securities and self-regulatory organizations of which the Underwriter is a member.

Underwriting Agreement

The foregoing is a summary of the principal terms of the underwriting agreement and does not purport to be complete. Reference is made to the copy of the underwriting agreement which will be filed as an exhibit to the Registration Statement.

Listing Application with American Stock Exchange

Neither the Units nor the Unit Warrants are listed by AMEX. We have applied to list with AMEX both the Units and Unit Warrants. We have been informed that, subject to the approval of our application, the ticker symbols "ZN.U" and "ZN.WS" have been reserved for Zion's use upon listing of the Units following the initial closing of the Offering and of the Unit Warrants following the final termination of the Offering.

Our common stock currently trades on the AMEX under the symbol ZN

State Securities ("Blue Sky") and Foreign Securities Laws

In order to comply with certain blue sky and foreign securities laws, if applicable, our shares will be sold in such jurisdictions only through brokers or dealers that are registered or licensed in the applicable jurisdiction or, in the case of foreign jurisdictions, through our officers and directors if permitted under the laws of the foreign jurisdiction. In addition, in certain states and foreign countries, our shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied. In certain states and foreign countries, the amount of investment you might make, or whether or not you would be allowed to invest, could depend upon you meeting the "suitability standards" established by the state or country in which you reside. "Suitability standards" are defined as "minimum net worth required, minimum income required and/or maximum investment allowed" of or by a potential purchaser in this offering. Our officers, directors and Placement Agents will all be provided information on a current basis as to those states and foreign jurisdictions in which we have qualified or in which we have an opinion of counsel that our shares are exempt from registration, and the suitability standards, if any, required by such states and foreign jurisdictions.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This section describes the material terms of our capital stock under our certificate of incorporation and bylaws. The terms of our articles of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized Capital Stock

As of October 1, 2008, our authorized capital stock consists of 30,000,000 shares of common stock, par value $.01 per share, of which 10,120,893 shares were outstanding as of such date. Additionally, we had, as of March 31, 2008, (a) outstanding warrants to acquire 161,246 shares of common stock, of which (i) warrants to purchase 114,625 shares will expire on Dec. 31, 2008, and (ii) warrants to purchase 46,621 shares will expire on September 25, 2009, and (b) an additional 1,000,000 shares of common stock reserved for issuance under the company's 2005 Stock Option plan, of which options for 250,549 shares were awarded as of June 30, 2008.

Units

Each Unit consists of one share of common stock and one warrant to purchase one share of common stock. The Units will commence trading following the effective date of this offering until the 30 th day after the termination of the Offering, at which time the shares and the Unit Warrant will without any further action separate and trade separately and the Unit as such will cease to exist. The holders of Units will at all times, including such time as the Unit is not separable, have the rights of all shareholders holding our common stock.

Common Stock

Our shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. They are entitled to receive dividends when and as declared by the board of directors out of legally available funds and to share ratably in our assets legally available for distribution upon liquidation, dissolution or winding up. Shareholders do not have subscription, redemption or conversion rights, or preemptive rights.

Our shareholders do not have cumulative voting rights, the effect of which is that the holders of more than half of all voting rights with respect to common stock can elect all of our directors. The board of directors is empowered to fill any vacancies on the board of directors created by expansion of the board or resignations, subject to quorum requirements.

Except as otherwise discussed below at "Business combination provision" and "Amendments", all shareholder action is taken by vote of a majority of voting shares of our capital stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy. Directors are elected by a plurality vote of the shares present (by person or proxy) at a meeting.

Unit Warrants

Each Unit Warrant offered pursuant to this Prospectus gives its holder the right to purchase one share of common stock. The Unit Warrants will become first exercisable only on the 31 st day following the Termination Date and will continue to be exercisable through the close of business on January 31, 2012 at a per share exercise price equal to $7.00. The Unit Warrants are not exercisable prior to such date. A maximum of 2,500,000 shares of common stock will be issuable upon the exercise of the Unit Warrants. The Unit Warrants will be issued pursuant to the terms of a warrant agreement by us. We have authorized and reserved for issuance the shares of common stock issuable on the exercise of the Unit Warrants.

The Unit Warrants may be exercised by surrendering the certificate representing the Unit Warrants on or prior to the expiration date at the offices of the warrant agent (Registrar and Transfer Company, Cranford, New Jersey) with the warrant certificate completed and executed as indicated. The warrant exercise price must be paid in full at the time of exercise. Shares of common stock issued upon proper exercise will be fully paid and non-assessable.  The exercise price of the Unit Warrants and the number of shares of common stock that may be issued when the Unit Warrants are exercised are subject to adjustment if specific events occur, including stock dividends, stock splits, combinations and reclassifications of our common stock.

The Unit Warrants issued in connection with the offering are not exercisable unless we have a current prospectus covering the shares of common stock to be issued upon exercise of such Unit Warrants and the shares have been registered, qualified or deemed to be exempt from registration under the securities laws of the state of residence of the exercising holder of the Unit Warrants. Although the law requires and we have agreed to keep a registration statement effective which covers the issuance of the common stock on exercise of the Unit Warrants, if we fail to do so for any reason, the Unit Warrants may not be exercisable and therefore of no value. If the Unit Warrants are not exercisable at their expiration date because a current registration statement for the shares to be issued upon exercise is not available, then the expiration date will be extended until 30 days following notice from us that the Unit Warrants are again exercisable. Nevertheless, there is a possibility that the Unit Warrants will never be exercisable when in-the-money or otherwise, and that holders of Unit Warrants will never receive shares of common stock. The Unit Warrants do not confer on the warrant holder any voting, dividend or other stockholder rights.

Certificate of Incorporation and Bylaws Provisions

The following summary describes provisions of our certificate of incorporation and bylaws. They may have the effect of discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors. These provisions include:

•	restrictions on the rights of shareholders to remove directors;
•	limitations against shareholders calling a Special Meeting of shareholders or acting by unanimous written consent in lieu of a meeting;
•	requirements for advance notice of actions proposed by shareholders for consideration at meetings of the shareholders; and
•	restrictions on business combination transactions with "related persons."

Classified board of directors and removal. Our certificate of incorporation provides that the board of directors shall be divided into three classes, designated Class I, Class II and Class III, with the classes to be as nearly equal in number as possible. The term of office of each class expires at the third Annual Meeting of Shareholders for the election of directors following the election of such class (except for the initial classes). Directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of our voting stock at a Special Meeting of Shareholders called expressly for that purpose. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two Annual Meetings of Shareholders, instead of one, are generally required to effect a change in a majority of the board of directors.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Zion, even though such an attempt might be beneficial to us and our shareholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of Zion and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, shareholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Shareholder action by written consent and special meetings. Our bylaws provide that shareholder action can be taken only at an Annual or Special Meeting of shareholders and may not be taken by written consent in lieu of a meeting once our number of shareholders exceeded sixty, which occurred in the first quarter of 2003. Special Meetings of shareholders can be called only upon a resolution adopted by the board of directors. Moreover, the business permitted to be conducted at any Special Meeting of shareholders is limited to the business brought before the meeting under the Notice of Meeting given by us. These provisions may have the effect of delaying consideration of a shareholder proposal until the next Annual Meeting. These provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent or Special Meeting procedure to take shareholder action.

Advance notice provisions for shareholder nominations and shareholder proposals. Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before a meeting of shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The shareholder notice procedure also provides that at a meeting of the shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board of directors, or in the absence of the chairman of the board, the chief executive officer, the president, or by a shareholder who has given timely written notice containing specified information to our secretary of such shareholder's intention to bring such business before such meeting.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Zion and our shareholders.

Business combination provision. Our certificate of incorporation contains a provision for approval of specified business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock. Such person, entity or group is sometimes referred to as a "related person". This provision requires the affirmative vote of the holders of not less than 66 2/3% of our voting stock to approve specified transactions between a related person and Zion, including:

•	any merger or consolidation;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets having a fair market value of more than 10% of our total consolidated assets, or assets representing more than 10% of our cash flow or earning power, or 10% of stockholders' equity, which is referred to as a "substantial part";

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with us of all or a substantial part of the assets of a related person;
•	any reclassification of securities, recapitalization, or any other transaction involving us that would have the effect of increasing the voting power of a related person;
•	the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of a related person; and
•	the entering into of any agreement, contract or other arrangement providing for any of the transactions described above.

This voting requirement will not apply to certain transactions, including any transaction approved by a majority vote of the directors (called "Disinterested Directors") who are not affiliated or associated with the related person described above, provided that there are at least three Disinterested Directors. This provision could have the effect of delaying or preventing a change in control of Zion in a transaction or series of transactions.

Liability of directors and indemnification. Our certificate of incorporation provides that a director will not be personally liable to Zion or our shareholders for breach of fiduciary duty as a director, except to the extent that such exemption or limitation of liability is not permitted under Delaware General Corporation Law. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director existing under our certificate of incorporation for any act or omission occurring prior to such amendment or repeal.

Our certificate of incorporation and bylaws provide that each person who at any time serves or served as one of our directors or officers, or any person who, while one of our directors or officers, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, is entitled to indemnification and the advancement of expenses from Zion, to the fullest extent permitted by applicable Delaware law. However, as provided under applicable Delaware General Corporation Law, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Zion.

Amendments. Our certificate of incorporation provides that we reserve the right to amend, alter, change, or repeal any provision contained in our certificate of incorporation, and all rights conferred to shareholders are granted subject to such reservation. The affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with, or to repeal certain specified provisions of our certificate of incorporation. However, the 80% vote described in the prior sentence is not required for any alteration, amendment, adoption of inconsistent provision or repeal of the "business combination" provision discussed under the "Business combination provision" paragraph above which is recommended to the shareholders by two-thirds of our Disinterested Directors, and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws. In addition, our bylaws provide that shareholders may only adopt, amend or repeal our bylaws by the affirmative vote of holders of not less than 66-2/3% of our voting stock, voting together as a single class. Our bylaws may also be amended by the affirmative vote of two-thirds of our board of directors.

AMEX Listing Symbols

Our common stock is currently traded on the AMEX Market under the symbol "ZN." The symbols "ZN.U" and "ZN.WS" have been reserved to designate each of, respectively, the Units and the Unit Warrants, subject to listing of these securities by AMEX. A listing application to list these securities is currently pending before AMEX.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

LEGAL MATTERS

Aboudi & Brounstein will pass on the validity of the issuance of the shares of common stock offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the Underwriter by Guzov Ofsink, LLC.,, New York, New York.

EXPERTS

Our audited financial statements for the period from April 6, 2000 (inception) to December 31, 2004, have been audited by Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, as set forth in their report thereon included in our Annual Report on Form 10-KSB for the year ended December 31, 2007. Such financial statements have been incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2007, in reliance on the authority of said firm as experts in auditing and accounting.

The financial statements of Zion Oil & Gas, Inc. (a development stage enterprise) as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006 and for the period from April 6, 2000 (inception) to December 31, 2007 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member of KPMG International and an independent registered public accounting firm and Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, incorporated herein by reference, and upon authority of said firms as experts in accounting and auditing. Such report contains an explanatory paragraph that states that Zion is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about Zion's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC relating to the shares of our common stock offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or the SEC website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov. You may also find our SEC filings and other relevant information about us on our website at http://www.zionoil.com. However, the information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date on the cover of this prospectus or any prospectus supplement will automatically be deemed to update and supersede this prospectus and such prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

*	our Annual Report on Form 10-KSB for the year ended December 31, 2007;
*	our definitive proxy statement filed on April 29, 2008;
*	our Quarterly Report on Form 10-Q for the three months ended June 30, 2008; and
*	our Current Report on Form 8-K filed on September 16, 2008
*
the description of our common stock in our registration statement on Form 8-A filed with the SEC on December 29, 2006, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning or e-mailing us at the following contacts: address: 6510 Abrams Road, Suite 300, Dallas, Texas 75231; telephone: (214)221-4610; email: ashley@zionoil.com .

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnify or are required or permitted by law to indemnify our directors and officers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum offering amounts. Each amount, except for the commission, registration fee and listing fee, is estimated.

	Minimum	Maximum
	$ (thousands)
SEC Filing Fee	$1.4	$1.4
Commissions	162.5	1,250
Non-Accountable Underwriter's Costs	97.5	750
Accounting Fees and Expenses	75	75
Legal Fees and Expenses	70	70
Printing Costs	35	40
AMEX Listing Fees	54	85
Fees of Transfer and Escrow Agent	15	20
Travel, Advertising and Public Relations	224.6	251,6
TOTAL	$735.0	$2,543

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Item 16 Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.1	Amended and Restated Underwriting Agreement, dated April 29, 2008 between the Registrant and Brockington Securities Inc.
4.1	Specimen Certificate for Registrant's Common Stock, par value $0.01 per share (incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006)
4.2	Specimen Form of Unit Warrant
4.4	Amended and Restated Warrant Agreement dated as of April 30, 2008 between Registrant and Registrar & Transfer Company
5.1	Opinion of Aboudi & Brounstein Law Offices, regarding legality of securities being registered
10.1*	Form of Subscriber Consent (Amendment to the Subscription Agreement)
10.2	Escrow Agreement dated as of January 31, 2008 between Registrant and Sterling Trust Company
23.1	Consent of Aboudi & Brounstein Law Offices (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.2*	Consent of Lane Gorman Trubitt, L.L.P.
23.3*	Consent of Somekh Chaikin, a member of KPMG International
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

* Attached hereto

Item 17 Undertakings

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 2, 2008.

ZION OIL & GAS, INC. (Registrant)

By: /s/ Richard Rinberg Richard Rinberg Chief Executive Officer (Principal Executive Officer)	By: /s/ Martin Van Brauman Martin Van Brauman, Senior Vice-President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Rinberg and Martin van Brauman and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board of Directors	October 2, 2008
John M. Brown

/s/ Richard J. Rinberg	Chief Executive Officer and Director	October 2, 2008
Richard J. Rinberg

*	President, Chief Operating Officer and Director	October 2, 2008
Glen H. Perry

*	Executive Vice President, Treasurer and Director	October 2, 2008
William H. Avery

/s/ Martin Van Brauman	Senior Vice President, Chief Financial Officer, Secretary and Director	October 2, 2008
Martin Van Brauman

*	Director	October 2, 2008
Paul Oroian

*	Director	October 2, 2008
Kent Siegel

*	Director	October 2, 2008
Robert Render

*	Director	October 2, 2008
James Barron

*	Director	October 2, 2008
Yehezkel Druckman

*	Director	October 2, 2008
Forrest A. Garb

* by /s/ Martin Van Brauman

Martin Van Brauman, Attorney-in-Fact